Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of August 2, 2012, between The Talbots, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), amends that certain Rights Agreement, dated as of August 1, 2011 (as amended by that certain Amendment No. 1 to Rights Agreement dated as of May 30, 2012, the “Rights Agreement”).

The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 36 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Section 36. Termination. Immediately prior to the Acceleration Time (as such term is defined in the Merger Agreement), this Agreement shall be automatically terminated and all outstanding Rights shall automatically terminate and expire and cease to exist. The Company will notify the Rights Agent promptly after the occurrence of the Acceleration Time of the termination of this Agreement.”

2. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

THE TALBOTS, INC.

BY:	/s/ Richard T. O’Connell, Jr.
Name: Richard T. O’Connell, Jr.
Title: Executive Vice President

COMPUTERSHARE TRUST COMPANY, N.A.,
As Rights Agent

BY:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration